UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2009
DPAC Technologies Corp.
(Exact name of registrant as specified in its charter)

California	0-14843	33-0033759

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5675 Hudson Industrial Parkway, Hudson, Ohio	44236

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 553-1170
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 30, 2009, QuaTech, Inc., an Ohio corporation (“QuaTech”) and a wholly owned subsidiary of DPAC Technologies Corp., a California corporation (“DPAC” or the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with Socket Mobile, Inc. (“Socket”) and Development Capital Ventures, L.P. (“DCV”), a majority shareholder of the Company. Pursuant to the Agreement, QuaTech agreed to purchase all assets of Socket which pertain to Socket’s serial card business (the “Business”), including but not limited to (i) the tangible personal property and assets of Socket related to the Business (the “Assets”); (ii) Socket’s right, title and interest in, to and under any contract, purchase order, license or other agreement to the ownership, manufacture and distribution of the Assets; (iii) certain rights to, interests in and agreements relating to the intellectual property and proprietary rights related to or useful in connection with the Business and Assets and (iv) all of Socket’s customer lists and other records, files, data, reports, lists, ledgers, market studies, books and records used in or relating to the Business as currently conducted or as currently proposed to be conducted (collectively, the “Acquired Assets”). Under the Agreement, QuaTech agreed to purchase the Acquired Assets from Socket for a price of $500,000; $450,000 was payable on closing and $50,000 will be payable upon the attainment by QuaTech of $250,000 in quarterly sales revenue from the sale of SocketSerial products in any quarter through and including the quarter ending December 31, 2010. DCV agreed to serve as an intermediary in said transaction, to fund the purchase of and take initial ownership of the Acquired Assets, and, upon completion of the transaction, to immediately transfer the Acquired Assets to QuaTech in consideration for the issuance of certain shares of preferred stock of the Company described in this report.
The Agreement also set forth standard representations and warranties and covenants of the parties and mutual identification with respect to breaches thereof. Socket also agreed under the Agreement that for a period of three years it will not (a) invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any other party engaged in the Business, (b) directly or indirectly contact any customer of the Business or any customer of QuaTech for the purpose of soliciting such customer to purchase, lease or license a product or service that would be in competition with those products or services made, rendered, offered or under development by Quatech, or (c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between Quatech and any of its employees or solicit an employee of Quatech to terminate employment with Quatech and become self-employed or employed with others in the same or similar business.
Additionally, and in connection with the Agreement described above, Socket and QuaTech entered into a Supply and Licensing Agreement, effective as of September 30, 2009, (the “Supply Agreement”) regarding Socket’s design, manufacture and sale of HIS3 computer chips (the “Chips”), which are not included in the Acquired Assets, but which are a component used in the manufacturing of certain of the Assets, and regarding Socket’s Cordless Serial Adapter. Pursuant to the Supply Agreement, Socket has agreed to continue to manufacture and sell the Chips to QuaTech and to license the Cordless Serial Adapter to QuaTech, such that QuaTech will be able to use Socket’s Bluetooth software with the Cordless Serial Adapter Product.

The foregoing descriptions of the Agreement and the Supply Agreement are qualified in their entirety by reference to the full text of such agreements, which re attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.
Finally, and also in connection with the Agreement described herein, DCV, the Company and QuaTech entered into a letter agreement, dated September 30, 2009 (the “Letter Agreement”), whereby, to facilitate the acquisition of the Acquired Assets, DCV agreed to purchase the Acquired Assets from Socket, and to transfer the Acquired Assets to QuaTech, in exchange for 8,750 shares of DPAC’s Series A Convertible Preferred Stock (the “Preferred Stock”). DCV, the Company and QuaTech agreed that the shares of Preferred Stock would be exchanged for a senior subordinated secured note and related Preferred Stock purchase warrant under terms and conditions agreed to between the parties, to occur upon the earlier of December 31, 2009 or the date upon which all necessary consents to such exchange have been obtained.
Item 3.02. Unregistered Sales of Equity Securities.
In connection with the Agreement discussed above and DCV’s role as intermediary with respect to the transaction set forth therein, and as set forth in the Letter Agreement, on September 30, 2009, DPAC issued to DCV 8,750 shares of DPAC’s Series A Preferred Stock, upon assignment of the Acquired Assets by DCV to QuaTech.
The unregistered issuance was exempt from registration under the Securities Act of 1933 under Section 4(2) thereof as a private placement to an accredited investor (as defined in Regulation D).
Item 9.01. Financial Statements and Exhibits.

Exhibit 10.01	Asset Purchase Agreement By and Among Socket Mobile, Inc., Development Capital Ventures, L.P. and QuaTech Inc., made as of the close of business on September 30, 2009.

Exhibit 10.02	Supply and Licensing Agreement between QuaTech, Inc. and Socket Mobile, Inc., effective as of September 30, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DPAC TECHNOLOGIES CORP. (Registrant)
Dated: October 6, 2009	By:	/s/ STEVEN D. RUNKEL
Steven D. Runkel
Chief Executive Officer

Exhibit Index

Exhibit 10.01	Asset Purchase Agreement By and Among Socket Mobile, Inc., Development Capital Ventures, L.P. and QuaTech Inc., made as of the close of business on September 30, 2009.

Exhibit 10.02	Supply and Licensing Agreement between QuaTech, Inc. and Socket Mobile, Inc., effective as of September 30, 2009.